EXHBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The Cato Corporation's Annual Report on Form 10-K for the year ended January 29, 2011.

Charlotte, North Carolina
August 26, 2011

12